Exhibit 99.01

Press Release
Available for Immediate Publication: October 26, 2011

First National Bank of Northern California Reports Third Quarter 2011 Earnings of $0.24 Per Diluted Share

Source: FNB Bancorp (CA) (Bulletin Board:FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common shareholders for the third quarter of 2011 of $817,000 or $0.24 per diluted share, compared to net earnings available to common shareholders of $811,000 or $0.24 per diluted share for the third quarter of 2010. Dividend payments on the preferred shares outstanding were made as required by the Treasury Department’s Capital Purchase Program during the three quarters of 2011 and 2010. Our balance sheet is strong and we continue to be “well capitalized” as defined by bank regulations. Total assets as of September 30, 2011 were $723,020,000 compared to $727,502,000 as of September 30, 2010. Our net loan totals declined by $18,722,000 or 3.9% during the nine months of this year, and our deposits increased $3,214,000 or 0.5% during the same time period. The Company’s liquidity position remains strong with $152,376,000 in available for sale securities and $69,273,000 in cash and cash equivalents as of September 30, 2011.

On September 15, 2011, Preferred Stock was issued by FNB Bancorp to the U. S. Treasury as part of the U. S. Treasury’s Small Business Lending Fund (“SBLF”). The initial dividend rate is 5%. Depending on the volume of our small business lending, it can  decrease to as low as one percent. If our small business lending does not increase in the first two years, the rate will increase to seven percent. After 4.5 years, the dividend rate will increase to nine percent if the Company has not repaid the SBLF funding. The proceeds of this Preferred Stock investment  were used to pay off the Preferred Stock Series A and B that were issued by the U. S. Treasury under the TARP program in 2009.

Financial Highlights: Third Quarter, 2011
Consolidated Statements of Earnings
(in ’000s except earnings per share amounts)
	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010

Interest income	$8,241	$8,616	$24,730	$26,032
Interest expense	842	1,338	2,583	4,368
Net interest income	7,399	7,278	22,147	21,664
Provision for loan losses	(450)	(464)	(1,300)	(1,029)
Noninterest income	1,367	1,335	3,769	3,437
Noninterest expense	6,783	6,698	20,303	20,449
Income before income taxes	1,533	1,451	4,313	3,623
Income tax expense	344	426	1,141	855
Net earnings	1,189	1,025	3,172	2,768
Dividends and discount accretion on preferred stock	372	214	800	640
Net earnings available to common shareholders	$817	$811	$2,372	$2,128

Basic earnings per share	$0.24	$0.24	$0.71	$0.64
Diluted earnings per share	$0.24	$0.24	$0.71	$0.64

Average assets	$724,083	$732,141	$716,068	$729,185
Average equity	$84,574	$81,545	$82,872	$80,298
Return on average assets (annualized)	0.45%	0.44%	0.44%	0.39%
Return on average equity (annualized)	3.86%	3.98%	3.82%	3.53%
Efficiency ratio	77%	78%	78%	81%
Net interest margin (taxable equivalent)	4.83%	4.77%	4.92%	4.78%
Average shares outstanding	3,342	3,341	3,342	3,341
Average diluted shares outstanding	3,361	3,341	3,361	3,351

Financial Highlights: Third Quarter, 2011

Consolidated Balance Sheets
(in ’000s)	As of	As of	As of	As of
	September 30,	December 31,	September 30,	December 31,
	2011	2010	2010	2009
Assets:
Cash and cash equivalents	$69,273	$60,874	$69,731	$62,853
Securities available for sale	152,376	126,189	131,123	97,188
Loans, net	456,106	474,828	475,464	494,349
Premises, equipment and leasehold improvements	13,399	13,535	11,801	11,784
Other real estate owned, net	2,988	6,680	6,608	7,320
Goodwill	1,841	1,841	1,841	1,841
Other assets	27,037	30,692	30,934	32,974
Total assets	$723,020	$714,639	$727,502	$708,309

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$201,823	$197,650	$197,924	$177,883
Savings and money market	324,321	305,390	314,864	293,758
Time	105,510	125,400	126,222	127,323
Total deposits	631,654	628,440	639,010	598,964
Federal Home Loan Bank advances	─	─	─	25,000
Accrued expenses and other liabilities	5,672	5,275	6,405	5,480
Total liabilities	637,326	633,715	645,415	629,444
Stockholders’ equity	85,694	80,924	82,087	78,865
Total liab. and stockholders’ equity	$723,020	$714,639	$727,502	$708,309

Other Financial Information
Allowance for loan losses	$9,646	$9,524	$9,250	$9,829
Nonperforming assets	$19,168	$23,392	$23,906	$32,912
Total gross loans	$465,752	$484,352	$484,714	$504,178

“During the third quarter of 2011, we were able to hold our net interest income to within $15,000 of our second quarter, 2011 level and $121,000 above comparable year ago levels.  Our expectations in the near term are that loan demand will remain muted, and with the Federal Open Market Committee holding down interest rates across the yield curve, margin compression is likely in the fourth quarter compared to this quarter’s result.  With inflation, based on the Consumer Price Index for all Urban Consumers before seasonal adjustments running at 3.9% for the last twelve months (as reported by the Bureau of Labor Statistics on October 19, 2011), and the 30 year US Treasury note trading at yields that are below 3.25%, savings customers who are looking for a short term FDIC guaranteed return on their investment that beats inflation are going to be disappointed.  Recent statements by the Federal Reserve Bank (‘FRB’) board members reveal that the majority of the members believe that inflation is not yet high enough, and that to get our economy back on track, they intend to use ‘Operation Twist’ to lower longer term rates even more, even if that means causing additional inflationary pressures.  A totally flat yield curve is not healthy for the community banking industry and the economy as a whole.  It disguises the true cost of lending and ignores the economic reality that inflation causes future cash flows to depreciate in value.  The longer the FOMC tries to manipulate the entire spectrum of the yield curve downward, the higher the probability that Bank’s net interest margins will continue to be pressured and the greater the likelihood that we will experience higher inflation rates in the future,” stated CEO Tom McGraw.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.